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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material under Rule 14a-12
CONDUCTUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
/ /	Fee paid previously with preliminary materials:
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2002

TO THE STOCKHOLDERS OF CONDUCTUS, INC.:

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Conductus, Inc. (the "Company"), will be held on Thursday, May 30, 2002, at 3:00 p.m. local time (the "Annual Meeting"), at the Company's administrative offices located at 965 West Maude Avenue, Sunnyvale, California, 94085, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

  1.
  To elect directors of the Company;

  2.
  To approve an amendment to and restatement of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 40,000,000 to 75,000,000;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

        Only stockholders of record at the close of business on April 8, 2002, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

BY ORDER OF THE BOARD OF DIRECTORS

Charles E. Shalvoy President and Chief Executive Officer
April 22, 2002

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

CONDUCTUS, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2002

        The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Conductus, Inc., a Delaware corporation (the "Company"), for use at the 2002 Annual Meeting of Stockholders to be held on May 30, 2002 (the "Annual Meeting"). The Annual Meeting will be held at 3:00 p.m., PST, at the Company's administrative offices located at 965 West Maude Avenue, Sunnyvale, California, 94085. These proxy solicitation materials were mailed on or about April 22, 2002, to all stockholders entitled to vote at the Annual Meeting.

Voting

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. On April 8, 2002, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 22,445,922 shares of the Company's Common Stock, $.0001 par value ("Common Stock") were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 8, 2002. Directors are elected by a plurality vote of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The five nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002, requires the affirmative vote of a majority of those Common Stock shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

Revocability of Proxies

        Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed Proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your Proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), and FOR Proposals No. 2. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by the Company's directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

        The Bylaws require that proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than February 22, 2003, to be considered at the Annual Meeting. Proposals must be received before December 20, 2002, for inclusion in the proxy statement and form of proxy relating to that meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE—ELECTION OF DIRECTORS

General

        The Company currently has five directors. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The officers serve at the discretion of the Board of Directors (the "Board").

        The Board has selected five nominees, all of whom are currently serving as directors of the Company. The names of the persons who are nominees for director and their positions with the Company as of March 30, 2002, are set forth in the table below. Each person nominated for election has agreed to serve, if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The five candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve their respective terms until their successors have been elected and qualified.

Nominees for Term Ending Upon the 2003 Annual Stockholders' Meeting

Nominee	Age	Positions and Offices Held with the Company
John F. Shoch, Ph.D.(1)(2)	53	Chairman of the Board
Charles E. Shalvoy	54	President, Chief Executive Officer and Director
Robert M. Janowiak (2)	65	Director
Martin A. Kaplan (1)(2)	64	Director
David L. Short (1)	66	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

Business Experience of Directors

        Dr. Shoch has served as Chairman of the Board since our inception in 1987. As a founder, Dr. Shoch served as President from 1987 to 1988. Since 1996, he has been a general partner of Alloy

Ventures. Dr. Shoch holds a B.S. in political science and an M.S. and Ph.D. in computer science from Stanford University.

        Mr. Shalvoy joined us in June 1994 as President, Chief Executive Officer and Director. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that, he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in mechanical engineering from the University of Notre Dame and an M.B.A. from Stanford University.

        Mr. Janowiak has served as a director since December 1996. Since 1982, he has served as the Executive Director of the International Engineering Consortium. Prior to that, he was President of Federal Signal Corporation's Signal Group, a provider of public safety products and systems. Mr. Janowiak also held positions with ITT Research and Rockwell, where he advanced to Vice President, General Manager of the Information Products Division. Mr. Janowiak earned a B.S.E.E. from the University of Illinois, an M.S.E.E. from Illinois Institute of Technology and an M.B.A. from the University of Chicago.

        Mr. Kaplan has served as a director since July 1996. Since May 2000, Mr. Kaplan has served as Chairman of the Board of JDS Uniphase, Inc. In a career spanning forty years, Mr. Kaplan served as Executive Vice-President of Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997, from 1986 until May 2000, as President, Network Services Group of Pacific Bell, and its successor, Pacific Telesis and in various other senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.

        Mr. Short has served as a director since November 2000. He retired in 1999 from Airtouch International, following an assignment as Chief Technical Officer for Airtel Movil, SA, the second largest wireless carrier in Spain and 20 percent owned by Airtouch International. Prior to working with Airtel Movil, Mr. Short worked in Japan for seven years with Airtouch International in several positions, including his last position as Vice President of Engineering and Operations for Japan and South East Asia. Prior to Airtouch, Mr. Short held several senior management positions at Pacific Bell in engineering, operations and general management. Mr. Short earned a B.S. in mechanical engineering from the University of California, Berkeley.

        There are no family relationships among executive officers or directors of the Company.

Board Committees and Meetings

        During the fiscal year ended December 31, 2001, the Board held six meetings. The Board has an Audit Committee and a Compensation Committee. Nominations are considered by a committee of the entire Board. Each of the directors attended or participated in 75% or more of the total meetings of the Board during the past fiscal year.

        The Audit Committee operates under a written charter adopted by the Board on May 25, 2000. At the time of this report, the Audit Committee consists of Dr. Shoch and Messrs. Kaplan and Short, three of the Company's outside directors. The Audit Committee held five meetings during the last fiscal year.

        The Compensation Committee currently consists of three directors, Dr. Shoch and Messrs. Kaplan and Janowiak, who are primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee held one meeting during the last fiscal year.

Director Compensation

        Each non-employee director was granted options to purchase 8,000 shares of Common Stock at its fair market value on May 23, 2001, the date of the annual meeting. Except for the option grants, and for reimbursement of certain expenses in connection with attendance at Board and committee meetings, directors receive no compensation for attending meetings of and for serving on the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO—AMENDMENT TO AND RESTATEMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK

        The Board has determined that it is in the best interests of Conductus and its stockholders to amend and restate Conductus' Amended and Restated Certificate of Incorporation (the "Existing Certificate") to increase the number of shares of Common Stock that we are authorized to issue from 40,000,000 to 75,000,000. Accordingly, the Board has unanimously approved the proposed Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as Exhibit A (the "Restated Certificate"), and hereby solicits the approval of our stockholders of the Restated Certificate. If the stockholders approve the Restated Certificate, the Board currently intends to file the Restated Certificate with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the stockholders do not approve the Restated Certificate, the Existing Certificate will continue in effect.

        We may use the proposed additional shares in connection with possible acquisitions, equity financings, management incentive and employee benefit plans, stock splits and dividends, investments, and for other purposes. Company has no present plans, understandings, or agreements for the issuance or use of the proposed additional shares of common stock in acquisitions or otherwise, but expects to explore potential acquisitions from time to time as opportunities arise. The Board of Directors believes that the proposed increase is desirable so that, as the need arises, the Company will be able to issue the shares of common stock without the expense and delay of a special stockholders' meeting.

        We may also use the additional shares of Common Stock authorized to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Although we have no present obligation to issue additional shares of Common Stock (except pursuant to employee stock incentive plans), we may continue to evaluate potential acquisitions of or investments with third parties. However, we currently have no specific plans to enter into any such transaction.

POSSIBLE EFFECT OF THE PROPOSED AMENDMENT TO AND RESTATEMENT OF THE RESTATED CERTIFICATE.

        If the stockholders approve the proposed Restated Certificate, the Board may cause the issuance of additional shares of Common Stock without further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of any securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their appropriate ownership thereof. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of our current stockholders and, depending upon the price paid for such additional shares, could result in dilution to our current stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO AND RESTATEMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL THREE—RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Board has appointed the firm of PricewaterhouseCoopers LLP, independent accountants for the Company, during fiscal year 2001, to serve in the same capacity for the fiscal year ending December 31, 2002, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

        In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires. Such representative will be available to respond to appropriate questions.

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were $146,837.

Financial Information Systems Design and Implementation Fees

        There were no fees billed by PricewaterhouseCoopers LLP for services rendered in connection with financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to us during the fiscal year ended December 31, 2001, other than as stated under the caption "Audit Fees" above, were $33,375.

        The Audit Committee has determined that the provision of all non-audit services performed by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001 were compatible with maintaining their independence.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

OTHER MATTERS

        The Company knows of no other matters to be presented for consideration at the Annual Meeting.

OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to the Company with respect to the beneficial ownership as of March 1, 2002 by (i) all persons who are beneficial owners of 5% or more of the outstanding shares of our Common Stock, (ii) each director and nominee, (iii) our Chief Executive Officer and each of the four other most highly paid current executive officers, and (iv) all current directors and executive officers as a group.

5% Stockholders, Directors, Executive Officers & Officers and Directors as a Group	Shares Beneficially Owned(1)	Percent Beneficially Owned(2)
Entities associated with RS Investments, LP 388 Market Street San Francisco, CA 94111(3)	3,649,900	16.2%
Entities associated with Wellington Management, Inc. 75 State Street Boston, MA 02109(4)	1,285,600	5.7
Entities associated with Special Situations Funds 153 E. 53rd Street, 55th Floor New York, NY 10022(5)	2,950,000	13.1
Entities associated with William Leland Edwards 470 University Avenue Palo Alto, CA 94301(6)	2,153,945	9.6
John F. Shoch(7)	292,167	1.3
Robert M. Janowiak(8)	47,500	*
Martin A. Kaplan(9)	83,500	*
David L. Short(10)	32,000	*
Charles E. Shalvoy(11)	542,554	2.4
James R. Simmons, Jr.(12)	94,064	*
Randy W. Simon(13)	170,500	*
Richard Weiss(14)	31,145	*
Ron Wilderink(15)	114,500	*
All directors and officers as a group (11 persons)(16)	1,485,614	6.3

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2002, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)
Percentage of beneficial ownership is calculated assuming 22,445,922 shares of Common Stock were outstanding on March 31, 2002. This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of March 31, 2002, including, but not limited to, the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purposes of computing a percentage owned by any other stockholder.

(3)
Includes 2,890,900 shares held by RS Investment Management, L.P.; 438,000 shares held by RS Growth Group LLC; and 321,000 shares held by RS Value Group, LLC. Each entity has sole voting and dispositive control.

(4)
Includes 1,285,600 shares for which Wellington Management holds shared dispositive power, including 672,500 shares for which it holds shared voting power.

(5)
Includes 1,425,000 shares held by Special Situations Fund III, L.P. ("SSF III"); 475,000 shares held by Special Situations Cayman Fund, L.P. ("SSF Cayman"); 700,000 shares held by Special Situations Private Equity Fund, L.P; ("SSF Private Equity") and 350,000 shares held by Special Situations Technology Fund, L.P. ("SSF Tech"). MGP Advisors Limited ("MGP") is the general partner of SSF III. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to SSF Cayman. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to SSF Private Equity. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to SSF Tech. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(6)
Includes 41,460 shares for which Mr. Edwards holds sole voting and dispositive powers and 1,403,945 shares for which Mr. Edwards shares voting and dispositive power with Palo Alto Investors, LLC. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC. William L. Edwards is the controlling shareholder of Palo Alto Investors, Inc. Palo Alto Investors, LLC is the general partner of Micro Cap Partners, L.P., an investment limited partnership.

(7)
Includes 65,812 shares in the form of immediately exercisable stock options. Includes 11,308 shares held by AMA84, and 80,000 shares in the form of an immediately exercisable warrant held by Alloy98 Alloy Ventures 1998, LLC is the general partner of AMA98 Corporate, L.P.; AMA98 Investors, L.P.; AMA98 Partners, L.P.; and AMA98 Ventures, L.P., as to which Dr. Shoch disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein..

(8)
Includes 42,500 shares in the form of immediately exercisable options held by Mr. Janowiak.

(9)
Includes 2,500 shares held in trust for minor children, 2,000 shares held by spouse and 50,000 shares in the form of immediately exercisable options held by Mr. Kaplan.

(10)
Includes 32,000 shares in the form of immediately exercisable options held by Mr. Short.

(11)
Includes 253,411 shares held in the Shalvoy Family Trust, including 252,935 shares pledged as security on promissory notes; 12,600 shares held in trust for minor children; and 276,543 shares held in the form of immediately exercisable options by Mr. Shalvoy.

(12)
Includes 89,604 shares held in the form of immediately exercisable options by Mr. Simmons.

(13)
Includes 162,566 shares in the form of immediately exercisable options held by Dr. Simon.

(14)
Includes 31,145 shares in the form of immediately exercisable options held by Mr. Weiss.

(15)
Includes 114,500 shares in the form of immediately exercisable options held by Mr. Wilderink.

(16)
Includes 933,543 shares in the form of options exercisable within 60 days of March 31, 2002. See Notes (7) through (15).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

        The table below provides certain summary information concerning the compensation earned by Charles E. Shalvoy, our President and Chief Executive Officer, and each of our other four most highly compensated executive officers whose earned compensation was in excess of $100,000 for the fiscal year 2001. These five individuals will be referred to as the "named officers." The salary figures below include amounts deferred under our 401(k) plan.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Other Annual compensation ($)		Award Securities Underlying Options (#)
Charles E. Shalvoy President and Chief Executive Officer	2001 2000 1999	$264,992 250,185 214,294	$56,644 66,250 120,750		— — —		— 200,000 292,200
James P. Simmons, Jr. Vice President of Marketing	2001 2000 1999	$175,194 154,810 155,967	$21,770 22,575 13,500		— — —		— 25,000 30,750
Randy W. Simon, Ph.D. Vice President of Government Programs and Chief Technology Officer	2001 2000 1999	$159,878 143,234 141,861	$20,520 22,080 10,000		— — —		— 30,000 83,505
Richard Weiss Vice President of Engineering	2001 2000 1999	$121,155 — —	$16,350 — —		$79,875 — —	(2)	115,000 — —
Ron Wilderink Vice President of Finance, Chief Financial Officer and Secretary	2001 2000 1999	$179,618 157,304 151,704	$23,316 27,000 55,000	(3)	— — —		— 60,000 45,750

(1)
Bonuses earned in each fiscal year are determined and paid at the beginning of each subsequent year.

(2)
Includes $79,875 in relocation expenses.

(3)
Includes $10,000 sign-on bonus received in 1999.

OPTION GRANTS IN LAST FISCAL YEAR

        The figures in the right-hand columns regarding potential realizable option values are based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These rates of appreciation do not represent estimates of our future stock price, and we provide no assurance that our stock will appreciate at these rates.

Individual grants
	Number of securities underlying options granted (#)	Percent of total options granted to employees in fiscal year			Potential realizable value at assumed rates of stock price appreciation for option term
Name			Exercise price ($/Sh)	Expiration date
					0% ($)	5% ($)	10% ($)
Charles E. Shalvoy	—	—	—	—	—	—	—
James P. Simmons, Jr.	—	—	—	—	—	—	—
Randy W. Simon, Ph.D.	—	—	—	—	—	—	—
Richard Weiss	115,000	27.66	3.97	4/17/11	—	287,122	727,623
Ron Wilderink	—	—	—	—	—	—	—

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

        The table below sets forth information concerning option exercises and option holdings of the named officers at the end of the fiscal year 2001. No stock appreciation rights were exercised during fiscal 2001, nor were any stock appreciation rights outstanding at the end of the fiscal year 2001.

        Some of the option shares listed below are immediately exercisable. However, we have the right to repurchase any such option shares if the optionee ceases service before vesting in such shares.

        The "value of unexercised in-the-money options" figures in the right-hand columns were calculated on the basis of the fair market value of our Common Stock on December 31, 2001, $2.73 per share, minus the exercise price of the options.

			Number of securities underlying unexercised options at fiscal year end (#)
					Value of unexercised in-the-money options at fiscal year end ($)
Name	Shares acquired on exercise (#)	Value realized ($)
			Vested	Unvested	Vested	Unvested
Charles E. Shalvoy	—	—	144,945	309,320	35,520	82,880
James P. Simmons, Jr.	—	—	39,800	65,950	27,455	37,145
Randy W. Simon, Ph.D.	—	—	110,337	71,604	42,987	20,720
Richard Weiss	—	—	—	115,000	—	—
Ron Wilderink	—	—	59,550	93,700	39,489	37,046

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

        None of our executive officers, other than Charles E. Shalvoy, have employment agreements, and their employment may be terminated at any time at the discretion of our Board. We entered into an agreement with Mr. Shalvoy, our President and Chief Executive Officer, on May 3, 1994, which provides for accelerated vesting of his option shares as if he remained employed for one additional year in the event that his employment is terminated without cause following certain mergers, acquisitions or sales of all or substantially all of our assets.

        The vesting of options or shares held by any of our named officers may be accelerated in the event of a Corporate Transaction or a Change in Control.

Compensation Committee Interlocks and Insider Participation

        John F. Shoch, Martin A. Kaplan and Robert M. Janowiak are the members of the Compensation Committee. Dr. Shoch served as Chief Executive Officer of the Company from September 1987 until October 1988.

CERTAIN TRANSACTIONS

        For information concerning grants of options to certain non-employee members of the Board, including Dr. Shoch and Messrs. Kaplan, Janowiak and Short, see "Proposal One—Election of Directors—Director Compensation."

        The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interest of the Company) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the 1934 Act that might incorporate future filings including this Proxy Statement in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

        The Audit Committee operates under a written charter adopted by the Board of Directors on May 25, 2000. At the time of this report, the Audit Committee consists of Dr. Shoch and Messrs. Kaplan and Short, three of our outside directors. The Audit Committee held five meetings during the last fiscal year.

        The Audit Committee of Conductus serves as the representative of the Board for general oversight of Conductus' financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

        The Audit Committee's responsibilities also include recommending to the Board the retention of independent public accountants, subject to stockholder approval, reviewing and approving the planned scope, proposed fee arrangements and results of our annual audit, reviewing and evaluating our accounting principles and its system of internal accounting controls, and reviewing the independence of our independent accountants.

        Conductus' management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

  1.
  The Audit Committee has reviewed and discussed the audited financial statements with Conductus' management.

  2.
  The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

  3.
  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

  4.
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Conductus' Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ.

        The undersigned members of the Audit Committee have submitted this Report to the Audit Committee:

JOHN F. SHOCH, Ph.D. Member of the Audit Committee
MARTIN A. KAPLAN Member of the Audit Committee
DAVID L. SHORT Member of the Audit Committee

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of Conductus' Board generally makes decisions on compensation of our President and Chief Executive officer, Charles E. Shalvoy, and our other executive officers. At the time of this report, the Compensation Committee consists of Dr. Shoch and Messrs. Kaplan and Janowiak, three of our outside directors. All decisions by the Compensation Committee are reviewed by the full Board, except for decisions about awards under the Company's 1992 Stock Option/Stock Issuance Plan, which decisions must be made solely by the Plan Administrator, which consists of Messrs. Kaplan and Janowiak, for awards under such plan to satisfy Rule 16b 3 under the 1934 Act. The Compensation Committee has furnished the following report on the 2001 compensation of Charles E. Shalvoy and our other executive officers.

        In setting the compensation levels, the Compensation Committee considers the standard practices in high technology industries, including data from surveys, as well as the practices of companies with whom we compete for executive talent. We believe that our total executive compensation package is near the median among our peers making the transition from the development stage, although it is low when compared to companies at a more advanced stage with whom we compete for talent.

        It is our current philosophy to keep the base salary of executives between the 25(th) and 50(th) base salary percentiles based on the Radford Total Compensation Survey: Executive Compensation Report 2001 published by Aon Consulting for companies reporting less than $50 million in annual revenue (Radford), so that a significant portion of our compensation depends on bonuses, which are contingent upon company and individual performance. The Radford surveys include some but not all companies included in the Performance Graph. See "Comparison of Stockholder Return." The executives are thus motivated to enhance stockholder value.

        As we are just beginning to commercialize products, the Compensation Committee believes that corporate performance is not appropriately measured by traditional financial performance criteria such as profitability and earnings per share. Rather, the Compensation Committee believes that corporate performance is appropriately measured by analyzing the degree to which we have achieved certain goals established by the Compensation Committee and approved by the Board.

Stock Options

        Under the Executive Compensation Bonus Plan (ECP), an executive's annual incentive award depends on improved revenues, profit/loss results, milestone accomplishments and the executive's specific contribution. We derive Company performance goals from our business plans and include critical individual performance targets relating to strategic product positioning, revenue growth, profit/loss for the fiscal year and other key milestones. We base the ECP on a formula comprised of a Company Performance Ratio (CPR) multiple times an Individual Performance Ratio (IPR) multiple. The CPR is based on the ratio of actual versus plan performance for revenues and profit/loss and can range from 50% to 150%. The IPR is tied to achievement during the year of goals that are established in advance and may have a range from 0% to 100%. Multiplying CPR and IPR quantifies the executives' bonuses based on a predetermined target of 30% to 50% of base salary. The incentive target is set at a higher percentage for more senior officers, with the result that the more senior executive officers have a higher percentage of their potential cash compensation at risk. If the CPR is 150% and IPR is 130%, executives can earn up to a maximum of 45% to 75% of their base salaries. The Committee annually reviews and approves specific bonus targets, maximums, and performance criteria for all executives.

        The 2001 Stock Option Plan Committee grants stock options under the Plan to foster executive ownership and to provide direct linkage with stockholder interests. The Plan Committee considers current level of equity holdings in the Company, stock options previously granted, industry practices, an executive's accountability level, and assumed potential stock value when determining stock option grants. The Plan Committee relies upon competitive guideline ranges of retention-effective, target-gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, potential executive gains parallel those of other stockholders over the long term. Therefore, the stock option program serves as our primary long-term incentive and retention tool for executives and other key employees. The exercise prices of stock options granted to the executive officers are equal to the market value of the stock on the date of grant.

CEO Compensation

        Mr. Shalvoy has been employed with us since June 1994. In general, the factors utilized in determining Mr. Shalvoy's compensation are the same as those applied to the other executive officers in the manner described in the preceding paragraphs, although achievement of Company financial performance goals has a greater impact on his total compensation.

        In establishing Mr. Shalvoy's base salary, it was the Committee's intent to provide him with a level of stability and certainty each year. His base salary for the 2001 fiscal year approximates the 65(th) percentile of reported base salaries for Chief Executive Officers based on the Radford Compensation Survey.

        The annual bonus component of Mr. Shalvoy's compensation package was based on Conductus' financial performance and individual goal achievement, as described above. Based upon Mr. Shalvoy's IPR and CPR multiples, his resultant bonus for 2001 was $56,644.

Compliance with Internal Revenue Code Section 162(M)

        Section 162 (m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction for compensation exceeding $1 million paid to certain of the corporation's executive officers. It is not expected that the compensation to be paid to our executive officers for the fiscal year 2000 will exceed the $1 million limit per officer. The Company's 1992 Stock Option/Stock Issuance Plan is structured so that any compensation deemed paid to an executive officer when he/she exercises an outstanding option under the Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, and thus not subject to the $1 million limitation. The Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to our executive officers to the $1 million limitation, should the individual compensation of any executive officer ever approach that level.

        In summary, it is the opinion of the compensation committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interest of our stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

JOHN F. SHOCH, Ph.D. Chairman, Compensation Committee
MARTIN A. KAPLAN Member, Compensation Committee
ROBERT M. JANOWIAK Member, Compensation Committee

COMPARISON OF STOCKHOLDER RETURN

        The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of our Common Stock together with the cumulative total returns of the Nasdaq Stock Market, U.S. Index and the JP Morgan H&Q Technology Index for the five-year period beginning December 31, 1996.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CONDUCTUS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H&Q TECHNOLOGY INDEX

      *
      $100 INVESTED ON 12/31/96 IN STOCK OR INDEX—
      INCLUDING REINVESTMENT OF DIVIDENDS.
      FISCAL YEAR ENDING DECEMBER 31.

(1)
The graph assumes that $100 was invested on December 31, 1996, in our Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on our Common Stock.

(2)
Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(3)
The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the 1934 Act requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file certain reports of ownership with the Securities and Exchange Commission ("SEC") and with the National Association of Securities Dealers. Such officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2001 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 2001 fiscal year, the Company believes that all applicable officers, directors and 10% beneficial owners complied with Section 16(a) filing requirements.

ANNUAL REPORT

        A copy of the Annual Report of the Company for the fiscal year ended December 31, 2001, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

FORM 10-K

        We filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, without charge, by writing to Ron Wilderink, Vice President of Finance, Chief Financial Officer and Secretary, at our executive offices at 969 West Maude Avenue, Sunnyvale, California 94085.

                      THE BOARD OF DIRECTORS
                      OF CONDUCTUS, INC.

DIRECTIONS TO:
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2002

From San Francisco Airport

        Follow signs to 101 South—Take 101 South approximately 35 miles to Mathilda Avenue South Exit—Take Mathilda South to Maude Avenue—Turn right onto Maude Avenue—Go down two traffic lights—Conductus' administrative offices are located at 965 West Maude Avenue on the right just before the third stoplight (Macara Avenue).

From San Jose Airport

        Follow signs to 101 North—Take 101 North approximately 8 miles to Mathilda Avenue South Exit—Take Mathilda South to Maude Avenue—Turn right onto Maude Avenue—Go down two traffic lights—Conductus' administrative offices are located at 965 West Maude Avenue on the right just before the third stoplight (Macara Avenue).

CONDUCTUS, INC.

The Board of Directors recommends a vote FOR each of the nominees listed above and a vote FOR the other proposals.  This Proxy, when properly executed, will be voted as specified above.  THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

(1)           To elect the following directors to serve for a term ending upon the 2003 Annual Meeting of stockholders and until their successors are elected and qualified:

Nominees:

(01) John F. Shoch, (02) Robert M. Janowiak, (03) Martin A. Kaplan, (04) Charles E. Shalvoy, (05) David L. Short.

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

☐	FOR ALL NOMINEES, EXCEPT AS NOTED ABOVE

                .

(2)	FOR	AGAINST	ABSTAIN

To approve an amendment to and restatement of the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock that the company is authorized to issue from 40,000,000 to 75,000,000

(3)	FOR	AGAINST	ABSTAIN	To ratify the Board of Directors’ selection of PricewaterhouseCoopers, LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2002

Please sign exactly as your name(s) appear(s) on each share certificate(s) over which you have voting authority:

Date:
(Authorized Signature(s))

QuickLinks

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE—ELECTION OF DIRECTORS
Nominees for Term Ending Upon the 2003 Annual Stockholders' Meeting
PROPOSAL TWO—AMENDMENT TO AND RESTATEMENT OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK
PROPOSAL THREE—RATIFICATION OF INDEPENDENT ACCOUNTANTS
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND RELATED INFORMATION SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
COMPARISON OF STOCKHOLDER RETURN
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL REPORT
FORM 10-K